Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cannabics Pharmaceuticals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457	(o)		$	$17,250,000	(1)	0.0000927	$1,599.08
Fees to be Paid	Equity	Representative’s Warrants to purchase Common Stock	457	(g)			$–	(2)	-	$–
Fees to be Paid	Equity	Common Stock underlying the Representative’s Warrants	457	(g)			$1,078,125.00	(1)(3)	0.0000927	$99.94
		Total Offering Amounts					$18,328,125.00			$1,699.02
		Total Fees Previously Paid								$0
		Net Fee Due								$1,699.02

(1)       Includes additional shares of common stock that are issuable upon the exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.

(2)       No fee pursuant to Rule 457(g) under the Securities Act.

(3)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities, the proposed maximum aggregate offering price of the Representative’s Warrants is $      , which is equal to 125% of $      .